American High-Income Municipal Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$44,557
Class B	$1,100
Class C	$2,497
Class F-1	$3,967
Class F-2	$49
Total	$52,170
Class R-5	$463
Total	$463

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.3512
Class B	$.3047
Class C	$.3014
Class F-1	$.3485
Class F-2	$.3341
Class R-5	$.3655

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	124,577
Class B	3,482
Class C	8,144
Class F-1	11,435
Class F-2	415
Total	148,053
Class R-5	1,093
Total	1,093

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$11.99
Class B	$11.99
Class C	$11.99
Class F	$11.99
Class R-5	$11.99